UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2009

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2009 we entered into an extension and amendment to the existing employment agreement with our Chairman, President and Chief Executive Officer, Robert E. Switz (the "Extension"). The extension of the term of the existing agreement reflects our Board’s desire to provide stability in the direction and management of ADC through a challenging economic environment. It also reflects our Board’s intent to act proactively in the area of succession planning in response to the prospect of the eventual future retirement of Mr. Switz, currently age 62.

Mr. Switz has agreed with the Board to remain with ADC at least until the end of 2011 or, if sooner, until the end of a transition period following the appointment of a successor CEO. Through continued performance as CEO for the agreed period under the Extension, Mr. Switz would earn the right to receive a one-time payment and acceleration of equity compensation awards that have not previously vested at the time of retirement.

Among other things, the Extension also clarifies provisions of the existing employment agreement regarding the calculation of the amount of the payment to which Mr. Switz would be entitled in the case of (i) termination by the company without cause; (ii) termination by Mr. Switz for good reason; or (iii) Mr. Switz' retirement. Specifically, under these circumstances, the amount of the one-time payment is now stated as a specific dollar amount rather than an amount derived from a formula driven calculation.

All of the terms of the Extension can be found in the form of the Second Amendment to Employment Agreement filed as Exhibit 99.1 to this Form 8-K, which is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

July 1, 2009	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Second Amendment to Employment Agreement between ADC Telecommunications, Inc. and Robert E. Switz dated July 1, 2009